THERMOGENESIS ANNOUNCES FOURTH QUARTER REVENUES OF $7.2 MILLION; REDUCES NET LOSS TO
$171,000

(RANCHO CORDOVA, CA), September 14, 2010—ThermoGenesis Corp. (NASDAQ: KOOLD), a leading supplier of innovative products and services that process and store adult stem cells, said today that revenues for the fourth quarter of fiscal 2010 were $7.2 million versus revenues of $4.0 million for the same quarter a year ago. Revenues in the third quarter of fiscal 2010 were $4.8 million.

The Company recorded disposable revenues of $4.8 million in the fourth quarter of fiscal 2010 compared to disposable revenues of $2.2 million in the fourth quarter a year ago and $3.0 million in the prior quarter.

For the quarter ended June 30, 2010, the Company reported a net loss of $171,000, or $0.01 per share, versus a net loss of $3.1 million, or $0.22 per share, in the fourth quarter a year ago. The results for the fourth quarter of fiscal 2010 compared to a net loss of $1.4 million, or $0.10 per share, in the third quarter of fiscal 2010. The per share results for all periods have been adjusted to reflect the impact of the Company’s reverse stock split that occurred at the close of business on August 26, 2010.

For all of fiscal 2010, ThermoGenesis reported revenues of $23.1 million, an increase of 17 percent versus revenues of $19.8 million in fiscal 2009. Disposable revenues for fiscal 2010 were $14.3 million versus disposable revenues of $10.6 million in fiscal 2009, an increase of 35 percent. The Company reported a net loss of $5.2 million, or $0.37 per share, in fiscal 2010, versus a net loss of $8.6 million or $0.61 per share, in fiscal 2009. The Company ended fiscal 2010 with $10.7 million in cash and short-term investments versus $10.1 million at the end of the third quarter of fiscal 2010 and $15.6 million at the end of fiscal 2009.

“ThermoGenesis ended fiscal 2010 with an excellent quarter, highlighted by a 78 percent increase over revenues from the same quarter one year ago, as we experienced strong sales of our AXP® AutoXpress™ (AXP) System bag sets and strong activity for our BioArchive® Systems. This revenue growth, combined with our success at managing operating expenses, enabled us to reduce our net loss quarter-over quarter by approximately $3 million and achieve near break even,” said J. Melville Engle, Chief Executive Officer of ThermoGenesis.

“Our results for all of fiscal 2010 reflect a 17 percent growth in revenues and a 39 percent reduction in our net loss year-over-year. We generated double digit growth in key geographies and, at the same time, we realized meaningful improvement in gross margins as disposable revenues were 62 percent of total revenues versus 54 percent a year ago.

“We ended fiscal 2010 with a number of new distribution agreements in place that will drive our penetration of new geographies, such as Asia, and into expanded clinical indications, including cardiac, during fiscal 2011. In addition, we have a new second-source supplier ramped to full production, which will enable us to meet increased demand for our AXP bag sets during the year.”

Engle said two key initiatives for the Company during fiscal 2011 include the initiation of new product use studies designed to demonstrate the efficacy of its bone marrow offerings, the MXP™ MarrowXpress® and Res-Q™ 60 BMC (Res-Q) Systems, and continued product innovation. “We have several bone marrow product studies planned or underway, and data regarding the successful use of these products were presented at this week’s International Stem Cell Therapy European meeting,” he said. “Secondly, we will be investing in the cell separation arena by adding to our device and disposable product portfolios, especially in the field of bone marrow concentration,” he continued.

With respect to the financial outlook for fiscal 2011, Engle commented, “We expect to experience a double digit sales increase year-over-year, with growth in both our cord blood and bone marrow product lines. We also expect steady improvement in our gross margins and continued leverage of our operating expenses. In combination, these trends should result in a profit for the year, with increasing profit by quarter.”

Engle continued, “With respect to the first quarter of fiscal 2011, we will record two non-recurring charges. These charges are expected to total approximately $200,000 and include the severance and restructuring costs associated with our July 1, 2010 lay-off and an early termination fee for a facility lease we are vacating. These two actions are part of our overall cost reduction program. Net of these one-time charges, we expect to be profitable for the first fiscal quarter.”

Company’s Conference Call and Webcast
Management will host a conference call today at 2:00 PM Pacific (5 PM Eastern) to review the fiscal 2010 fourth quarter and full year results.

Conference call details:
Dial-in (U.S.):	1-800-860-2442
Dial-in (International):	1-412-858-4600
Conference Name:	“ThermoGenesis”

To listen to the audio webcast of the call during or after the event, please visit
http://www.thermogenesis.com/investors-webcasts-and-calls.aspx

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days

To access the replay:
Access number (U.S.):	1-877-344-7529
Access number (Internationally):	1-412-317-0088
Conference ID#:	385107

THERMOGENESIS CORP.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	June 30,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$10,731,000	$6,655,000
Short term investments	—	8,976,000
Accounts receivable, net	6,095,000	4,235,000
Inventory	5,034,000	5,233,000
Other current assets	301,000	662,000

Total current assets	22,161,000	25,761,000
Equipment, net	1,701,000	1,784,000
Other assets	168,000	110,000

	$24,030,000	$27,655,000

Current liabilities:
Accounts payable	$2,383,000	$1,781,000
Other current liabilities	3,191,000	3,057,000

Total current liabilities	5,574,000	4,838,000
Long-term liabilities	677,000	363,000
Stockholders’ equity	17,779,000	22,454,000

	$24,030,000	$27,655,000

THERMOGENESIS CORP.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Years Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net revenues	$7,176,000	$4,023,000	$23,088,000	$19,799,000
Cost of revenues	4,700,000	3,617,000	15,643,000	14,106,000

Gross profit	2,476,000	406,000	7,445,000	5,693,000

Expenses:
Selling, general and administrative	1,711,000	2,212,000	7,686,000	9,249,000
Research and development	939,000	1,306,000	5,013,000	5,222,000

Total operating expenses	2,650,000	3,518,000	12,699,000	14,471,000
Interest and other income, net	3,000	28,000	61,000	228,000

Net loss	($171,000)	($3,084,000)	($5,193,000)	($8,550,000)

Basic and diluted net loss per common share	($0.01)	($0.22)	($0.37)	($0.61)

Shares used in computing per share data	14,023,240	14,023,240	14,023,240	14,015,115

THERMOGENESIS CORP.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Years Ended
	June 30,
	2010	2009
Cash flows from operating activities:
Net loss	($5,193,000)	($8,550,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	492,000	474,000
Stock based compensation expense	518,000	479,000
Accretion of discount on short-term investments	(2,000)	(161,000)
Loss on impairment of equipment	26,000	149,000
Net change in operating assets and liabilities:
Accounts receivable	(1,797,000)	1,741,000
Inventories	34,000	(102,000)
Prepaid expenses and other current assets	361,000	(295,000)
Other assets	79,000	12,000
Accounts payable	602,000	(2,405,000)
Accrued payroll and related expenses	(572,000)	317,000
Deferred revenue	(132,000)	(562,000)
Other liabilities	1,156,000	107,000

Net cash used in operating activities	(4,428,000)	(8,796,000)

Cash flows from investing activities:
Purchase of short-term investments	(6,741,000)	(25,957,000)
Maturities of investments	15,719,000	38,045,000
Capital expenditures	(470,000)	(1,008,000)

Net cash provided by investing activities	8,508,000	11,080,000

Cash flows from financing activities:
Payments on capital lease obligations and note payable	(4,000)	(13,000)

Net cash used in financing activities	(4,000)	(13,000)

Net increase in cash and cash equivalents	4,076,000	2,271,000
Cash and cash equivalents at beginning of year	6,655,000	4,384,000

Cash and cash equivalents at end of year	$10,731,000	$6,655,000

Supplemental non-cash financing and investing information
Transfer of inventories to equipment	$165,000	—

Transfer of equipment to receivables	$63,000	—

Transfer of equipment to other assets	$137,000	$51,000

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These include:

•	The BioArchive® System, an automated cryogenic device, is used by cord blood stem cell banks in more than 30 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•	AXP® AutoXpress™ Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP™ MarrowXpress™ and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood. The MXP is used for the preparation of cell concentrates, including stem cells, from bone marrow aspirates in the laboratory setting.

•	The Res-Q™ 60 BMC (Res-Q), a point-of-care system that is designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates.

•	The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, is used to prepare fibrin sealants from plasma in about an hour. The CryoSeal FS System is approved in the U.S. for liver resection surgeries. The CryoSeal FS System has received the CE-Mark which allows sales of the product throughout the European community.

This press release contains forward-looking statements, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal years 2010 and 2011, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2010 and 2011. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption “Risk Factors” in our annual report on
Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com